 February 15, 2005

PRIVATE & CONFIDENTIAL

Mr. Ron Lusk

Chairman & CEO

Lighting Science Group Corporation

2100 McKinney Ave

Suite 1555

Dallas, Texas 75201

Dear Mr. Lusk:

This letter agreement (this “Agreement”) will confirm the understanding between Lighting Science Group Corporation (“Company” or “LSG”) and Giuliani Capital Advisors LLC (“GCA”), an affiliate of Giuliani Partners LLC (“GP”), with regard to the engagement of GCA to act as financial advisor to the Joint Venture (as defined herein) in its capital raising efforts (“Transaction”) and to provide certain other services to the Company.

Our Services

The Company has requested that GCA assist in the following:

  Serve as nonexclusive financial advisor to Lighting Science and assist in evaluating various financial and organizational structures relating to the different market opportunities,
  Advise the Company on alternative sources of debt and equity capital available to fund L.E.D. lighting product roll-out through various distribution channels,
  Assist Management in the coordination between advisors and debt/equity underwriters to ensure consistency with the overall goals of the Company,
  Develop and participate in one or more joint venture(s) (or other structures) with the Company to own lightpoles, shared savings programs and related lighting infrastructure (collectively, the “Joint Venture”); provided that the Company and GCA shall work in good faith to create such Joint Venture, and related agreements, within 10 days from the signing of this Agreement,
  Assist the Company in arranging meetings with various utilities and governmental entities, both domestic and international to acquire lightpoles and related infrastructure, such meetings may be held in the offices of Giuliani Capital Advisors or Giuliani Partners as scheduling and availability permits.
  Assist the Company on an exclusive basis in obtaining financing for the Joint Venture,
  If requested, assist the Company in obtaining debt or equity financing to fund various growth strategies.

The Company will retain complete and final control of all key decisions, including those concerning:

1.        the capital structure of the Joint Venture;

2.        the descriptive memorandum and other information forwarded to investor(s);

3.        the investors to be contacted;

4.     the acceptance of a commitment letter from the investor(s); and

5.        entering into a definitive agreement.

The Company will be the issuer of the descriptive memorandum and management will provide us with a letter of representation regarding the facts, assumptions and information contained in the descriptive memorandum.  GCA may rely upon the accuracy and completeness of all such information without independent verification.  Furthermore, recognizing the importance of management’s representations to the effective performance of this engagement, the Company releases and indemnifies GCA and its personnel from any liability or expense that arises out of a knowing misrepresentation by management.

The Company acknowledges and agrees that it is solely responsible for ensuring that any offer or sale of securities made in connection with any financing for the Company is made in compliance with the registration requirements of the Securities Act and the requirements of any applicable state securities laws or qualifies for an exemption from such registration requirements and/or such state laws.

Professional Fees and Expenses

We are prepared to begin this engagement promptly upon your acceptance of this Agreement.  In consideration of our services, the Company will pay GCA a non-refundable retainer of $150,000 on the earlier of the closing of its current financing or March 31, 2005 (the “Retainer”).  The Joint Venture will pay GCA a market rate fee for all debt and/or equity capital raised for the Joint Venture. The Company or the Joint Venture, as the case may be, and GCA will negotiate the financial advisor role on other capital raise transactions on a case by case basis.  The Company will provide to GCA upon execution of this engagement letter 1,650,000 warrants in accordance with the attached warrant purchase agreement.  In addition, GCA will be provided with 20% ownership of the Joint Venture.

Our expenses in connection with this Agreement will be billed separately on a monthly basis.  Normal and reasonable expenses will include costs directly associated with this engagement including travel, accommodations and out-of-town meals, overnight delivery, and database access charges.  Monthly expense invoices are payable upon receipt.  GCA may receive rebates in connection with certain purchases, which are used to reduce overhead charges that GCA would otherwise pass on to its clients.

GCA cannot guarantee that any approach will result in a transaction or that any transaction will be consummated.  Each of us may terminate this Agreement at any time.  In the event that we terminate this Agreement without cause or you terminate this Agreement for cause, you agree to pay our expenses outlined herein.  In the event that you terminate this Agreement without cause or we terminate this Agreement for cause, you agree to pay all fees and expenses outlined herein.  By way of example but not in limitation of the above, “cause” can include a material breach of a party’s obligations under this Agreement that is not cured and non-payment of fees and/or expenses due and owing.

However, should you terminate this Agreement and within twelve (12) months of such termination consummate a transaction with an investor(s) that, during the period of our engagement, was in contact with the Company and/or GCA specifically relating to the Joint Venture or, if requested by the Company, the Company, the Joint Venture or Company, as the case may be, will pay our professional fee on the closing date as described above.  Upon termination of this Agreement, GCA shall provide the Joint Venture or the Company, as the case may be, within ten days of such termaination a letter listing all such investor(s) including the nature and status of such discussions.

To the extent that the Company requests that GCA perform additional services not contemplated by this Agreement, fees for such services shall be mutually agreed upon by GCA and the Company, in writing, in advance.

GCA may pay referral fees to another NASD member firm or a foreign financial entity in connection with this Agreement, as permitted under NASD rules.

Conflicts of Interest

GCA and GP may provide professional services to other companies in your industry.  Although it has not come to our attention that services are being provided by GCA or GP to any other entity in connection with the Joint Venture, you consent to the provision of services, other than GCA financial advisory services, should they occur, so long as no individual serving the Company in this engagement is part of a team serving such other entity and so long as no confidential information acquired by GCA in serving the Company is shared, without the Company’s consent, with such other engagement team.

Indemnification, Dispute Resolution and Limitation of Liability

In consideration of our agreement to act on the Company’s behalf in connection with this Agreement, GCA shall be indemnified and held harmless by the Company against any losses, claims, damages or liabilities (“Claims”) to which it may become subject in connection with this Agreement.  The Company will also reimburse GCA for its expenses (including fees and expenses of legal counsel) as such expenses are incurred in connection with investigating or defending such Claims.  However, the Company will not be obligated under this indemnity if it is finally determined that such Claims arose out of the gross negligence or willful misconduct of GCA.  The reimbursement and indemnity obligations under this paragraph shall be in addition to any liability you may otherwise have, shall extend upon the same terms and conditions to the officers, directors, members and employees of GCA, and shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

In the event we are requested or authorized by the Company or are required by government regulation, subpoena, or other legal process to produce our documents or our personnel as witnesses with respect to our services for the Company, the Company will, so long as we are not a party to the proceeding in which information is sought, reimburse us for our professional time and expenses, as well as the fees and expenses of our counsel, incurred in responding to such requests.

Any controversy or claim arising out of or relating to services covered by this Agreement or hereafter provided by us for the Company or at its request (including any such matter involving any parent, subsidiary, affiliate, successor in interest, or agent of the Company or of GCA, or involving any person or entity for whose benefit the services in question are or were provided), shall be submitted to binding arbitration, in accordance with the dispute resolution procedures set forth in the Attachment A to this Agreement.  Judgment on any arbitration award may be entered in any court having jurisdiction.

In no event, regardless of the legal theory advanced, shall GCA be liable or responsible to any person or entity including, but not limited to, the Company other than for its gross negligence or willful misconduct and any such liability shall be limited to the amount actually paid by the Company under this Agreement.  Neither party shall be liable to the other for consequential, incidental, indirect, punitive or special damages (including loss of profits, data, business or goodwill), regardless of the legal theory advanced or of any notice given as to the likelihood of such damages.  The Company’s recourse with respect to any liability or obligation of GCA hereunder shall be limited to the assets of GCA, and the Company shall have no recourse against, and shall bring no claim against, any affiliate, officer or employee of GCA or any of the assets thereof.

Confidentiality

GCA agrees to keep all confidential information related to or received from the Company in connection with this engagement confidential.  Confidential information shall not include information to the extent that:  (i) it is or becomes publicly available through a source other than GCA; (ii) it was known to GCA as of the time of its disclosure; (iii) it is independently developed by GCA without reference to the confidential information; (iv) it is subsequently learned from a third party that, to the knowledge of GCA, is not bound by an obligation of confidentiality; (v) it is required to be disclosed pursuant to applicable law or regulation, government authority, duly authorized subpoena or court order; or (vi) is approved for disclosure by prior written consent of the Company.  Our role as advisor and/or any advice (written or oral) rendered by GCA pursuant to this engagement may not be disclosed without our prior written consent, except as required by law or regulation.  Unless otherwise directed, at the conclusion of this engagement, we may publicly disclose our role as financial advisor and, in connection therewith, may use your trademark solely for that purpose.

Other Provisions

GCA is a limited liability company organized in the State of Delaware. GCA is an affiliate of GP, which is a separate legal entity.  GCA shall be solely responsible for the Services provided to you under this Agreement.  By engaging GCA, you agree that any claim of any sort arising out of or in connection with this Agreement will be brought only against GCA and that no claim with respect to this Agreement will be brought against GP or its partners or employees, whether or not it is engaged as a subcontractor on this Agreement.

GCA maintains a business continuity and disaster recovery plan which is reviewed periodically so that GCA’s most critical business applications are readily available in the event of a declared disaster. A summary of the plan is located on our website, www.giulianicapitaladvisors.com.

This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts executed in and to be performed in that state.

The provisions of the above sections entitled “Professional Fees and Expenses”, “Conflicts of Interest”, “Indemnification, Dispute Resolution and Limitation of Liability”, “Confidentiality”, and “Other Provisions” shall survive any termination of this Agreement.

The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns. Without limiting the foregoing, GP and its partners and employees are intended third party beneficiaries of this Agreement and may enforce its terms.

If any portion of this Agreement is held to be void, invalid or otherwise unenforceable, in whole or in part, the remaining portions of this Agreement shall remain in effect.

The terms and conditions for GCA’s engagement as described herein are valid for acceptance by the Company for 5 days from the date hereof, and are subject to change thereafter.

* * * * *

This engagement is important to us and we appreciate the opportunity to be of service to you.  If you are in agreement with the terms set forth herein, please indicate by signing and returning the enclosed copy of this letter to us..  If you have any questions about this letter or wish to discuss these matters further, please contact Robert Warshauer at 212 258-1430.

                                                                                                  Very truly yours,

                                                                                                      GIULIANI CAPITAL ADVISORS LLC

                                                                                                                By:  /s/ Peter M. Schwab

                                                                                                        Name:  Peter M. Schwab

                                                                                                        Title:  Chief Operating Officer

Agreed to and Accepted by:

Lighting Science Group Corporation

                                  By:  /s/ Ron Lusk
                                  Name:  Ron Lusk

                     Title:  Chairman & CEO

Date:  February 15, 2005

ATTACHMENT A

Dispute Resolution Procedures

The following procedures shall be used to resolve any controversy or claim (“dispute”) as provided in our agreement dated February 15, 2005.  If any of these provisions are determined to be invalid or unenforceable, the remaining provisions shall remain in effect and binding on the parties to the fullest extent permitted by law.

Arbitration

Any dispute shall be settled by arbitration.  The arbitration will be conducted in accordance with the procedures in this document and the Commercial Arbitration Rules of the American Arbitration Association then in effect (“Rules”) or such other rules and procedures as the parties may designate by mutual agreement.  In the event of a conflict, the provisions of this document will control.

The arbitration will be conducted before a panel of three arbitrators, selected in accordance with the Rules.  The arbitration shall take place in the City of Fort Lauderdale, Florida, or in such other location as may be expressly agreed by the parties.  Any issue concerning the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the Federal Arbitration Act and resolved by the arbitrators.  No potential arbitrator shall be appointed unless he or she has agreed in writing to abide and be bound by these procedures.

The arbitration panel shall have no power to award non-monetary or equitable relief of any sort.  It shall also have no power to award (a) damages inconsistent with any applicable agreement between the parties or (b) punitive damages or any other damages not measured by the prevailing party’s actual damages; and the parties expressly waive their right to obtain such damages in arbitration or in any other forum.  In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitration panel have power to make an award or impose a remedy that could not be made or imposed by a court deciding the matter in the same jurisdiction.

Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

All aspects of the arbitration shall be treated as confidential.  The parties and the arbitration panel may disclose the existence, content or results of the arbitration only as provided in the Rules.  Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests.